Weyerhaeuser Company and Subsidiaries

EXHIBIT 10 (d)

Pursuant to an arrangement with Mr. Cooper, who became the company’s Senior Vice President, Pulp, Paper and Containerboard Manufacturing and Engineering in 2002, his initial annual salary is $486,000, he is a participant in the incentive compensation plan for the company’s senior executives and, beginning in 2003, will be eligible for an annual bonus and grant of stock options based on the company’s performance and his performance as an executive officer. As of 2003, he also will be eligible to participate in the company’s deferred compensation program, will become a participant in the company’s Supplemental Retirement Program and will be entitled to other benefits generally available to the company’s top management team. The company also will pay Mr. Cooper approximately $4,500 per month for a period of up to three years to cover the costs of apartment rental, utilities, furnishings, automobile and will also pay travel expenses during that period for travel to his home in South Carolina.